UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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OIL STATES INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OIL STATES INTERNATIONAL, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 18, 2006

To the Stockholders of
Oil States International, Inc.:

NOTICE IS HEREBY GIVEN THAT the Annual Meeting of Stockholders of Oil States International, Inc., a Delaware corporation (the “Company”), will be held at The DoubleTree Hotel at Allen Center, 400 Dallas Street, Houston, Texas, on the 18th day of May, 2006 at 9:00 a.m., central time (the “Annual Meeting”), for the following purposes:

(1) To elect three (3) Class II members of the Board of Directors (see page 4);

(2) To ratify the appointment of Ernst & Young LLP as independent accountants for the year ended December 31, 2006 (see page 21); and

(3) To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

The Company has fixed the close of business on April 7, 2006 as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof. Stockholders who execute proxies solicited by the Board of Directors of the Company retain the right to revoke them at any time; unless so revoked, the shares of common stock represented by such proxies will be voted at the Annual Meeting in accordance with the directions given therein. If a stockholder does not specify a choice on such stockholder’s proxy, the proxy will be voted FOR the nominees for director named in the attached Proxy Statement and FOR the ratification of the appointment of the independent certified public accountants for the Company named in such Proxy. The list of stockholders of record of the Company may be examined at the offices of the Company beginning on April 8, 2006 and at the Annual Meeting.

Further information regarding the Annual Meeting is set forth in the attached Proxy Statement.

By Order of the Board of Directors

Sincerely,

/S/ ROBERT W. HAMPTON

Robert W. Hampton
Secretary

Houston, Texas
April 17, 2006

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE. THE PROXY IS REVOCABLE AND WILL NOT BE USED IF YOU ARE PRESENT AT THE ANNUAL MEETING AND VOTE YOUR SHARES IN PERSON.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held on May 18, 2006
PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS
PROPOSAL 1: ELECTION OF DIRECTORS
Executive Officers and Directors
Director Independence
Committees and Meetings
Qualifications of Directors
Director Nomination Process
Communications with Directors
Audit Committee Report
Compensation Committee Report on Executive Compensation
Director Compensation
Executive Compensation
Executive Agreements
PERFORMANCE GRAPH
RELATED PARTY TRANSACTIONS
PRINCIPAL STOCKHOLDERS
PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT
STOCKHOLDER PROPOSALS

OIL STATES INTERNATIONAL, INC.

Three Allen Center
333 Clay Street, Suite 4620
Houston, Texas 77002

PROXY STATEMENT
FOR THE
ANNUAL MEETING OF STOCKHOLDERS

The following information is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Oil States International, Inc. (the “Company”) to be voted at the annual meeting of stockholders of the Company (the “Annual Meeting”), which will be held at The DoubleTree Hotel at Allen Center, 400 Dallas Street, Houston, Texas, on the 18th day of May, 2006, at 9:00 a.m. local time, for the following purposes:

(1) To elect three (3) Class II members of the Board of Directors;

(2) To ratify the appointment of Ernst & Young LLP as independent accountants for the year ended December 31, 2006; and,

(3) To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

You may revoke your proxy at any time before it is exercised by: (1) sending a written statement revoking your proxy to the Secretary of the Company; (2) submitting a properly signed proxy with a later date; or (3) voting in person at the Annual Meeting. If you return your signed proxy to us before the Annual Meeting, we will vote your shares as you direct. If you do not specify on your proxy card how you want to vote your shares, we will vote them “for” the election of all nominees for director as set forth under “Proposal 1: Election of Directors” and “for” the ratification of the appointment of Ernst & Young LLP as independent accountants as set forth under “Proposal 2: Appointment of Auditors.” If any other business is brought before the meeting, any unspecified proxies will be voted in accordance with the judgment of the persons voting those shares.

The cost of soliciting proxies will be paid by the Company. In addition to the use of the mails, proxies may be solicited by the directors, officers and employees of the Company without additional compensation, by personal interview, telephone, telegram, or other means of electronic communication. Arrangements also may be made with brokerage firms and other custodians, dealers, banks and trustees, or their nominees who hold the voting securities of record, for sending proxy materials to beneficial owners. Upon request, the Company will reimburse the brokers, custodians, dealers, banks, or their nominees for their reasonable out-of-pocket expenses. In addition, the Company has retained Mellon Investor Services LLC to assist in the solicitation of proxies, for which the Company will pay an estimated fee of $4,500.

Oil States International, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005, is being mailed with this Proxy Statement to all stockholders entitled to vote at the Annual Meeting and does not constitute a part of the proxy soliciting material.

This proxy statement and the enclosed form of proxy was mailed to stockholders beginning April 17, 2006.

OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

Oil States International, Inc. (“Company,” “Oil States,” “we,” “us,” and “our” refer to Oil States International, Inc. and its subsidiaries) has two outstanding classes of securities that entitle holders to vote generally at meetings of the Company’s stockholders: common stock, par value $.01 per share; and special preferred voting stock, par value $.01 per share. A single share (the “Voting Share”) of special preferred voting stock was issued to Computershare Trust Company of Canada (the “Trustee”) as trustee under a Voting and Exchange Trust Agreement for the benefit of holders of exchangeable shares issued by the Company’s wholly-owned subsidiary, 892489 Alberta Inc., in connection with the Company’s February 2001 acquisition of PTI Group, Inc. (“PTI”). The common stock and the Voting Share vote together as a single class on all matters except when Delaware law requires otherwise. Each share of common stock outstanding on the record date is entitled to one vote. The Voting Share is entitled to one vote for each exchangeable share outstanding on the record date. The Trustee is required to vote the Voting Share as instructed by holders of exchangeable shares, and to abstain from voting in proportion to the exchangeable shares for which the Trustee does not receive instructions. Accordingly, references to “stockholders” in this Proxy Statement include holders of common stock, the Trustee, and holders of exchangeable shares. In addition, unless we indicate otherwise, the number of shares outstanding, including for purposes of calculating percentage ownership, in this proxy statement have been calculated as if the exchangeable shares have been exchanged for shares of our common stock. The procedures for holders of exchangeable shares to instruct the Trustee about voting at the Annual Meeting are explained in the “Information Statement for Holders of Exchangeable Shares of 892489 Alberta Inc.” that is enclosed with this Proxy Statement only for holders of exchangeable shares.

The record date for the stockholders entitled to notice of and to vote at the Annual Meeting is the close of business on April 7, 2006. At the record date, 49,484,514 shares of common stock and one Voting Share were outstanding and entitled to be voted at the Annual Meeting. Outstanding shares include a total of 276,348 exchangeable shares which are outstanding and are entitled to give voting instructions to the Trustee.

The presence, in person or by proxy, of the holders of a majority of the votes eligible to be cast at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. If a quorum is not present, the stockholders entitled to vote who are present in person or by proxy at the Annual Meeting have the power to adjourn the Annual Meeting from time to time, without notice other than an announcement at the Annual Meeting, until a quorum is present. At any adjourned Annual Meeting at which a quorum is present, any business may be transacted that might have been transacted at the Annual Meeting as originally notified.

Directors will be elected by a plurality of the votes present and entitled to be voted at the Annual Meeting. Ratification of the selection of the Company’s auditors will require the affirmative vote of the holders of a majority of the shares present and entitled to be voted at the Annual Meeting. An automated system that the Company’s transfer agent administers will tabulate the votes. Brokers who hold shares in street name for customers are required to vote shares in accordance with instructions received from the beneficial owners. Brokers are permitted to vote on discretionary items if they have not received instructions from the beneficial owners, but they are not permitted to vote (a “broker non-vote”) on non-discretionary items absent instructions from the beneficial owner. Abstentions and broker non-votes will count in determining whether a quorum is present at the Annual Meeting. Both abstentions and broker non-votes will not have any effect on the outcome of voting on director elections. For purposes of voting on the ratification of the selection of auditors, abstentions and broker non-votes are not counted as votes with respect to the proposal. Abstentions occur when stockholders are present at the annual meeting but choose to withhold their vote for any of the matters upon which the stockholders are voting. “Broker non-votes” occur when nominees (such as banks and brokers) that hold shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners before the meeting and do not have discretionary authority to vote those shares under the applicable rules of the New York Stock Exchange.

A Proxy in the accompanying form that is properly signed and returned will be voted at the Annual Meeting in accordance with the instructions on the Proxy. Any properly executed Proxy on which no contrary instructions have been indicated about a proposal will be voted as follows with respect to the proposal: FOR the election of the three persons named in this Proxy Statement as the Board of Directors’ nominees for election to the Board of Directors; FOR the ratification of the selection of Ernst & Young LLP as the Company’s auditors; and in accordance with the discretion of the holders of the Proxy with respect to any other business that properly comes before the stockholders at the Annual Meeting. The Board of Directors knows of no matters, other than those previously stated, to be presented for consideration at the Annual Meeting. The persons named in the accompanying Proxy may also, in their discretion, vote the Proxy to adjourn the Annual Meeting from time to time.

A copy of the list of stockholders entitled to vote at the Annual Meeting will be available for inspection by qualified stockholders for proper purposes at the offices of the Company during normal business hours beginning on April  8, 2006 and at the Annual Meeting.

PROPOSAL 1:

ELECTION OF DIRECTORS

The Board of Directors is comprised of eight members. The eight members are divided into three classes having two members in Class I, three members in Class II and three members in Class III. Each class is elected for a term of three years, so that the term of one class of directors expires at each annual meeting of stockholders. The term of the Class II directors expires at the Annual Meeting.

Nominees

Three directors are to be elected at the Annual Meeting. The Board of Directors has nominated S. James Nelson, Jr., Gary L. Rosenthal and William T. Van Kleef to fill the three expiring Class II positions on the Board of Directors, to hold office for three-year terms expiring at the annual meeting of stockholders in 2009, and until their respective successors have been duly elected and qualified, or until their earlier resignation or removal. Two of the director nominees, Mr. Nelson and Mr. Rosenthal, are presently directors. Mr. Van Kleef is being nominated to replace Mr. Andrew L. Waite, who has decided not to stand for re-election. Stockholder nominations will not be accepted for filling board seats at the Annual Meeting because our bylaws require advance notice for such a nomination, the time for which has passed. Our Board of Directors has determined that all of the nominees for Director are “independent” as that term is defined by the applicable NYSE listing standards. See “Director Independence” below for a discussion of director independence determinations. The enclosed proxy (unless otherwise directed, revoked or suspended) will be voted for the election of the three nominees for director.

Although the Company knows of no reason why any of the nominees might be unable or refuse to accept nomination or election, if any nominee should be unable to serve as a director, the shares represented by proxies will be voted for the election of a substitute nominated by the Board of Directors.

The Board of Directors recommends that stockholders vote FOR the election of each of the nominees.

Executive Officers and Directors

Set forth below are the names of, and certain information with respect to, the Company’s executive officers and directors, including the three nominees for election to the Class II positions on the Board of Directors.

Name	Age	Position(s)

L.E. Simmons	59	Chairman of the Board
Douglas E. Swanson	67	Director, President and Chief Executive Officer
Cindy B. Taylor	44	Senior Vice President — Chief Financial Officer and Treasurer
Robert W. Hampton	54	Vice President — Finance and Accounting and Secretary
Christopher E. Cragg	45	Vice President — Tubular Services
Howard Hughes	63	Vice President — Offshore Products
R.A. (Sandy) Slator(1)	61	Vice President — Well Site Services
Martin Lambert	50	Director
S. James Nelson*	64	Director
Mark G. Papa	59	Director
Gary L. Rosenthal*	56	Director
William T. Van Kleef*	54	Director
Stephen A. Wells	62	Director

*	Nominee for election as Class II director at the Annual Meeting.

(1)	Mr. Slator retired from the Company effective March 31, 2006.

L.E. Simmons is Chairman of the Board of our company. Mr. Simmons is the founder and President of L.E. Simmons & Associates, Incorporated, a private equity fund manager and the ultimate general partner of SCF-III, L.P. and SCF-IV, L.P., stockholders of the Company that are private equity funds that focus on investments in the energy industry (collectively “SCF”). Mr. Simmons has held these positions since 1989. Prior to founding L.E. Simmons & Associates, Incorporated, he co-founded Simmons & Company International, an investment bank that specializes in the energy industry. Mr. Simmons also serves as a director of Zions Bancorporation, a commercial banking company. He received a M.B.A. from the Harvard University Graduate School of Business Administration.

Douglas E. Swanson is a director of our company and has served as President and Chief Executive Officer since January 2000. From August 1999 to January 2000, Mr. Swanson pursued personal interests. From January 1992 to August 1999, Mr. Swanson served as President and Chief Executive Officer of Cliffs Drilling Company, a contract drilling company. He holds a B.A. degree from Cornell College and is a Certified Public Accountant. Mr. Swanson is a director of Flint Energy Services, LTD, (Toronto: FES.TO) a Canadian integrated midstream oil and gas production services provider and of Boots and Coots International Well Control, Inc. (AMEX: WEL), an oilfield services company, owned 45.6% by the Company, that provides prevention, emergency response, and restoration of blowouts and well fires worldwide.

Cindy B. Taylor is Senior Vice President — Chief Financial Officer and Treasurer of our company. She has held this position since May 2000. From August 1999 to May 2000, Ms. Taylor was the Chief Financial Officer of L.E. Simmons & Associates, Incorporated. Mrs. Taylor served as the Vice President — Controller of Cliffs Drilling Company from July 1992 to August 1999 and as a senior manager with Ernst & Young LLP, a public accounting firm, from January 1984 to July 1992. She received a B.B.A. degree from Texas A&M University and is a Certified Public Accountant. Mrs. Taylor is a director of Boots and Coots International Well Control, Inc. (AMEX: WEL), an oilfield services company, owned 45.6% by the Company, that provides prevention, emergency response, and restoration of blowouts and well fires worldwide.

Robert W. Hampton is Vice President — Finance and Accounting and Secretary of our company. He has held this position since February 2001. From February 1998 to February 2001, Mr. Hampton served as Vice President and Chief Financial Officer of HWC Energy Services, Inc., a predecessor of our Company (“HWC”). Mr. Hampton joined HWC from Tidewater Inc., an offshore service vessel operator, where he was based in Aberdeen and was Area Manager for the North Sea Operations from March 1996 to February 1998. He served as Vice President, Treasurer and Chief Financial Officer of Hornbeck Offshore, an offshore service vessel operator, from 1990 to March 1996, when it was acquired by Tidewater. Mr. Hampton worked at Price Waterhouse, a public accounting firm, from 1973 to 1986. Mr. Hampton is a Certified Public Accountant and received his B.S. degree from the Pennsylvania State University.

Christopher E. Cragg is Vice President — Tubular Services of our company. He has held this position since February 2001. Mr. Cragg was Executive Vice President — Chief Financial Officer of Sooner Inc., a predecessor of our Company (“Sooner”) from December 1999 to February 2001. Mr. Cragg was named President of Sooner in October 2003. From June 1999 to December 1999, Mr. Cragg pursued personal interests. From April 1994 to June 1999, he was Vice President and Controller of Ocean Energy, Inc., an independent oil and gas exploration and production company, and its predecessor companies. Mr. Cragg served as Manager — Internal Audit with Cooper Industries, a manufacturer of diversified products, from April 1993 to April 1994 and as a senior manager with Price Waterhouse, a public accounting firm, from August 1983 to April 1993. He received a B.B.A. degree from Southwestern University and is a Certified Public Accountant.

Howard Hughes is Vice President — Offshore Products of our company. He has held this position since February 2001. From September 1989 until February 2001, Mr. Hughes served as President of Oil States. From April 1976 to September 1989, Mr. Hughes served in various managerial and executive positions with Oil States. He holds a B.S. degree from the University of Houston.

R.A. (Sandy) Slator served as Vice President — Well Site Services of our company. He held this position from February 2001 until his retirement effective March 31, 2006. Mr. Slator joined PTI Group, Inc., a predecessor of our company (“PTI”) in November 1999 and has served as its President and Chief Executive Officer since January 2000. From February 1999 to November 1999, Mr. Slator was a founding partner of River View Venture Partners, an Edmonton-based venture capital group. From March 1998 to January 1999, Mr. Slator was an associate of

Lambridge Capital Partners, an Edmonton-based investment-banking group. From May 1996 to March 1998, Mr. Slator participated in a number of community-related volunteer activities. During that time, Mr. Slator was also a founding partner of NetCovergence, Inc., a private technology related company that was sold in the spring of 2000. From 1989 to April 1996, Mr. Slator served as President and Chief Executive Officer of Vencap Equities Alberta Ltd., a publicly traded venture capital company. Mr. Slator served on the board of PTI from 1984 until 1994.

Martin Lambert has served as a director of our company since February 2001. Mr. Lambert has been a partner in the Canadian law firm Bennett Jones LLP since 1987. Mr. Lambert joined Bennett Jones LLP in 1979 and served as its Chief Executive Officer from 1996 to 2000. Mr. Lambert has been actively engaged as managing director of Matco Capital Ltd., a private equity firm, since mid 2002. Mr. Lambert currently is a director of five other public companies: Ketch Resources Trust, Bear Ridge Resource Ltd, Exalta Energy, Inc., Calfrac Well Services Ltd, and Zed.i Solutions, Inc., all of which are involved in Canadian oil and gas exploration and production or Canadian oilfield services. He has a L.L.B. degree from the University of Alberta.

S. James Nelson has been a Director of our company since July 2004. From 1990 until May 2004 when he retired, Mr. Nelson was Director of Cal Dive International, Inc. (Cal Dive), a subsea construction company and operator of offshore oil and gas properties and production facilities. He was named Vice Chairman of Cal Dive in October 2000. He was Executive Vice President and Chief Financial Officer of Cal Dive from 1990 to 2000. From 1985 to 1988, Mr. Nelson was the Senior Vice President and Chief Financial Officer of Diversified Energies, Inc., the former parent of Cal Dive. From 1980 to 1985, Mr. Nelson served as Chief Financial Officer of Apache Corporation, an oil and gas exploration and production company. From 1966 to 1980, Mr. Nelson was employed with Arthur Andersen L.L.P., and from 1976 to 1980 he was a partner serving on the firm’s worldwide oil and gas industry team. He received his B.S. degree from Holy Cross College and a MBA degree from Harvard University. Mr. Nelson is also a Certified Public Accountant. Mr. Nelson is also a Director and a member of the Audit Committee of Input/Output, Inc. (NYSE: IO), a seismic services provider; Quintana Maritime Ltd. (NASDAQ: QMAR), an international provider of dry bulk cargo marine transportation services and W&T Offshore, Inc. (NYSE: WTI), an oil and gas exploration and production company.

Mark G. Papa has served as a director of our company since February 2001. Mr. Papa has served as Chairman of the Board and Chief Executive Officer of EOG Resources, Inc. (NYSE: EOG), an oil and gas exploration and production company, since August 1999. From February 1994 to August 1999, he held a number of management positions with EOG Resources, Inc. He has a petroleum engineering degree from the University of Pittsburgh and a M.B.A. degree from the University of Houston.

Gary L. Rosenthal has served as a director of our company since February 2001. Mr. Rosenthal is a principal in The Sterling Group L.P., a private equity firm. Mr. Rosenthal served as non-executive Chairman of the Board of Hydrochem Holdings, Inc. from May 2003 until December 2004. Mr. Rosenthal has served as President of Heaney Rosenthal Inc., a private investment company, since October 1994. From August 1998 to April 2001, he served as Chief Executive Officer of AXIA Incorporated, a diversified manufacturing company. He is a director of Dresser, Inc. He holds J.D. and A.B. degrees from Harvard University.

William T. Van Kleef is a nominee for director of the Company at the Annual Meeting. Mr. Van Kleef served in executive management positions at Tesoro Corporation from 1993 to 2005, most recently as Tesoro’s Executive Vice President and Chief Operating Officer. During his tenure at Tesoro, Mr. Van Kleef held various positions, including President, Tesoro Refining and Marketing, and Executive Vice President and Chief Financial Officer. Before joining Tesoro, Mr. Van Kleef, a Certified Public Accountant, served in various financial and accounting positions with Damson Oil from 1982 to 1991, most recently as Senior Vice President and Chief Financial Officer. Mr. Van Kleef serves on the Board of Directors of Noble Energy (NYSE: NBL), an independent oil and gas company.

Stephen A. Wells has served as a director of our company since April 1996. Mr. Wells is the president of Wells Resources, Inc., a privately owned oil, gas and ranching company, and has served in that position since 1983. From April 1999 to October 1999, Mr. Wells served as a director and Chief Executive Officer of Avista Resources, Inc., an oil recycling technology company. From October 1993 to February 1996, he was a director and Chief Executive Officer of Coastwide Energy Services, Inc., a Gulf Coast marine terminal operator. From March 1992 to September 1994, he was a director and Chief Executive Officer of Grasso Corporation, an oil and gas production management services company. Mr. Wells currently is a director of Pogo Producing Company (NYSE: PPP), an oil and gas exploration and production company.

Director Independence

Our Board of Directors has determined that all of our Directors, except for Mr. Douglas E. Swanson, who serves as our President and Chief Executive Officer, and the nominee for Director are “independent” as that term is defined by the applicable NYSE listing standards. In making this determination, the Board of Directors considered transactions and relationships between the director or his immediate family and the Company and its subsidiaries. The purpose of this review was to determine whether any such relationships or transactions were material and, therefore, inconsistent with a determination that the director is independent. Martin Lambert, who is a director, has been a partner with the Canadian law firm Bennett Jones LLP since 1987. During 2005, the company paid $0.2 million to Bennett Jones LLP for certain legal services. Our Board of Directors has determined that Mr. Lambert is independent under the rules of the NYSE. In making this decision, the Board considered Mr. Lambert’s relationship with Bennett Jones LLP and the transactions involving the Company and Bennett Jones LLP. The Board determined that such relationship and transactions are not material to the independence of Mr. Lambert.

Committees and Meetings

The Board of Directors has established three standing committees: the Audit Committee, the Compensation Committee and the Nominating & Corporate Governance Committee. These committees are comprised of directors who are not officers or employees of the Company.

Audit Committee

The Company’s Audit Committee presently consists of Messrs. Wells, Nelson and Rosenthal, each of whom is independent, as such term is defined in Section 10A of the Securities Exchange Act of 1934, as amended, and in the applicable New York Stock Exchange listing standards. Mr. Van Kleef will become a member of the Audit Committee if he is elected as a Class II director at the Annual Meeting on May 18, 2006. Mr. Van Kleef is independent, as such term is defined in Section 10A of the Securities Exchange Act of 1934, as amended, and in applicable New York Stock Exchange listing standards. The Audit Committee operates under a written charter adopted by the Board of Directors on May 13, 2003. A copy of the charter is available on our website, www.oilstatesintl.com, under “Corporate Governance.” The Audit Committee, which is chaired by Mr. Wells, meets separately with representatives of the Company’s independent auditors, the Company’s internal audit personnel and with representatives of senior management in performing its functions. The Audit Committee reviews the general scope of audit coverages, the fees charged by the independent auditors, matters relating to internal control systems and other matters related to accounting and reporting functions. The Board of Directors has determined that all of the members of the Audit Committee as well as Mr. Van Kleef, who has been nominated to the Audit Committee, are financially literate and that Messrs. Wells, Nelson and Van Kleef have accounting or related financial management expertise, each as required by the applicable NYSE listing standards. The Board of Directors has also determined that Wells, Nelson and Van Kleef qualify as audit committee financial experts under the applicable rules of the Exchange Act.

In addition to the Audit Committee of the Company’s Board, Mr. Nelson serves on the Audit Committees of Input/Output, Inc. and Quintana Maritime Ltd. The charter of the Audit Committee of the Board provides that no member of the Audit Committee may simultaneously serve on the Audit Committees of more than two other public companies. The Board has waived this limitation with respect to Mr. Nelson joining the Audit Committee of W&T Offshore, Inc. Prior to granting this waiver, the Board considered the incremental time and responsibilities that such additional service would require of Mr. Nelson. Based upon a consideration of the facts and circumstances related to Mr. Nelson’s commitments and the entities on whose Boards he serves, and including the fact that he is not currently serving in a full time executive role, the Board has determined that such additional service would not negatively affect Mr. Nelson’s ability to fulfill his duties to the Company’s Audit Committee.

Compensation Committee

The Company’s Compensation Committee consists of Messrs. Rosenthal, Papa and Wells, each of whom is independent, as defined in the applicable NYSE listing standards, and is a non-employee director. The Compensation Committee operates under a written charter adopted by the Board of Directors on May 13, 2003. A copy of the charter is available on our website, www.oilstatesintl.com, under “Corporate Governance.” The Compensation Committee, which is chaired by Mr. Rosenthal, administers the 2001 Equity Participation Plan (as amended and restated), and in this capacity makes a recommendation to the full Board concerning all option grants or stock awards to employees, including executive officers, under the plan. In addition, the Compensation Committee is responsible for making recommendations to the Board with respect to the compensation of the Company’s chief executive officer and its other executive officers and for establishing compensation and employee benefit policies.

Nominating & Corporate Governance Committee

The Company’s Nominating & Corporate Governance Committee consists of Messrs. Papa, Lambert and Wells, each of whom is independent, as such term is defined in the applicable NYSE listing standards. The Nominating & Corporate Governance Committee operates under a written charter adopted by the Board of Directors on March 31, 2004. A copy of the charter is available on our website, www.oilstatesintl.com, under “Corporate Governance.” The Nominating & Corporate Governance Committee, which is chaired by Mr. Papa, makes proposals to the Board for candidates to be nominated by the Board to fill vacancies or for new directorship positions, if any, which many be created from time to time. The Nominating & Corporate Governance Committee will consider suggestions from any source, particularly from stockholders, regarding possible candidates for director. To submit a recommendation to the committee, a stockholder should send a written request to the attention of the Company’s Secretary at Oil States International, Inc., Three Allen Center, 333 Clay Street, Suite 4620, Houston, Texas 77002. The written request must include the nominee’s name, contact information, biographical information and qualifications, as well as the nominee’s written consent to serve if elected. The request must also disclose the number of shares of common stock beneficially owned by the person or group making the request and the period of time such person or group has owned those shares. The request must be received by the Company no earlier than the 150th day and no later than the 120th day before the anniversary of the date of the prior year’s proxy statement. These procedures do not preclude a stockholder from making nominations in accordance with the process described below under “Stockholder Proposals.” The Nominating & Corporate Governance Committee developed and recommended to the Board of Directors the Company’s Corporate Governance Guidelines and Corporate Code of Business Conduct and Ethics, which the Board adopted. Copies of these documents are available on our website, www.oilstatesintl.com, under “Corporate Governance.”

Board and Committee Meetings

During 2005, the entire Board of Directors held 10 meetings, the Audit Committee held 13 meetings, the Compensation Committee held 6 meetings and the Nominating & Corporate Governance Committee held 2 meetings. Each of the directors attended at least 75 percent of the meetings of the Board and the committees of the Board on which they served. All of our directors attended last year’s annual meeting. While the Company understands that scheduling conflicts may arise, it expects directors to make reasonable efforts to attend the annual meeting of stockholders and meetings of the Board of Directors and the committees on which they serve.

Our Corporate Governance Guidelines provide that our non-management directors shall meet separately in executive session at least annually. The director who presides at these session is the Chairman of the Board, assuming such person is a non-management director. Otherwise, the presiding director will be chosen by a vote of the non-management directors. In addition to the executive sessions of our non-management directors, our independent directors (as defined in the applicable NYSE listing standards) are required to meet in executive session at least annually. Our non-management directors are also all independent directors. In 2005, our non-management independent directors met in executive session four times. Our Chairman of the Board, L.E. Simmons, presided at these sessions.

Qualifications of Directors

When identifying director nominees, the Nominating & Corporate Governance Committee will consider the following:

•	the person’s reputation, integrity and independence;

•	the person’s skills and business, government or other professional experience and acumen, bearing in mind the composition of the board and the current state of the Company and the oilfield services industry generally at the time of determination;

•	the number of other public companies for which the person serves as a director and the availability of the person’s time and commitment to the Company; and,

•	the person’s knowledge of a major geographical area in which the Company operates or another area of the company’s operational environment.

In the case of current directors being considered for renomination, the Nominating & Corporate Governance Committee will also take into account the director’s history of attendance at Board of Directors and committee meetings, the director’s tenure as a member of the Board of Directors and the director’s preparation for and participation in such meetings.

Director Nomination Process

Our director nomination process for new board members is as follows:

•	The Nominating & Corporate Governance Committee, the Chairman of the Board, or another board member identifies a need to add a new board member who meets specific criteria or to fill a vacancy on the Board of Directors.

•	The Nominating & Corporate Governance Committee initiates a search by working with staff support, seeking input from board members and senior management and hiring a search firm, if necessary.

•	The Nominating & Corporate Governance Committee considers recommendations for nominees for directorships submitted by stockholders.

•	The initial slate of candidates that will satisfy specific criteria and otherwise qualify for membership on the Board of Directors are identified and presented to the Nominating & Corporate Governance Committee, which ranks the candidates.

•	The Chairman of the Board and at least one member of the Nominating & Corporate Governance Committee interviews prospective candidate(s).

•	The full Board of Directors is kept informed of progress.

•	The Nominating & Corporate Governance Committee offers other board members the opportunity to interview the candidate(s) and then meets to consider and approve the final candidate(s).

•	The Nominating & Corporate Governance Committee seeks the endorsement of the Board of Directors of the final candidate(s).

The final candidate(s) are nominated by the Board of Directors or elected to fill a vacancy.

Communications with Directors

Stockholders or other interested parties may send communications, directly and confidentially, to the Board of Directors, to any committee of the Board of Directors, to non-management directors or any director in particular, by sending an envelope marked “confidential” to such person or persons c/o Oil Sates International, Inc., Three Allen Center, 333 Clay Street, Suite 4620, Houston, Texas 77002. Any such correspondence will be forwarded by the Secretary of the Company to the addressee without review by management.

Audit Committee Report

The Board of Directors appointed the undersigned directors as members of the committee and adopted a written charter setting forth the procedures and responsibilities of the committee. Each year, the committee reviews the charter and reports to the Board on its adequacy in light of applicable NYSE rules. In addition, the Company furnishes an annual written affirmation to the NYSE relating to Audit Committee membership, the independence and financial management expertise of the Audit Committee and the adequacy of the committee charter.

During the last year, and earlier this year in preparation for the filing with the SEC of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 (the “10-K”), the committee:

•	reviewed and discussed the audited financial statements with management and the Company’s independent auditors;

•	reviewed the overall scope and plans for the audit and the results of the independent auditors’ examinations;

•	met with management periodically during the year to consider the adequacy of the Company’s internal controls and the quality of its financial reporting and discussed these matters with the Company’s independent auditors and with appropriate Company financial personnel, including the Audit and Compliance officer;

•	discussed with the Company’s senior management, independent auditors and the Audit and Compliance officer the process used for the Company’s chief executive officer and chief financial officer to make the certifications required by the SEC and the Sarbanes-Oxley Act of 2002 in connection with the 10-K and other periodic filings with the SEC;

•	reviewed and discussed with the independent auditors (1) their judgments as to the quality (and not just the acceptability) of the Company’s accounting policies, (2) the written communication required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” and the independence of the independent auditors, and (3) the matters required to be discussed with the committee under auditing standards generally accepted in the United States, including Statement on Auditing Standards No. 61, “Communication with Audit Committees”;

•	based on these reviews and discussions, as well as private discussions with the independent auditors and the Company’s Audit and Compliance officer, recommended to the Board of Directors the inclusion of the audited financial statements of the Company and its subsidiaries in the 10-K; and

•	determined that the non-audit services provided to the Company by the independent auditors (discussed below under the Proposal to Ratify the Selection of Independent Auditors (Proposal 2) are compatible with maintaining the independence of the independent auditors. The committee’s pre-approval policies and procedures are discussed below under Proposal 2.

Notwithstanding the foregoing actions and the responsibilities set forth in the committee charter, the charter clarifies that it is not the duty of the committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. Management is responsible for the Company’s financial reporting process including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The independent auditors are responsible for expressing an opinion on those financial statements, on management’s assessment of internal control over financial reporting and on the effectiveness of internal control over financial reporting. Committee members are not employees of the Company or accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States, that the Company’s internal controls over financial reporting were effective as of December 31, 2005 and on the representations of the independent auditors included in their report on the Company’s financial statements.

The committee met regularly with management and the independent and internal auditors, including private discussions with the independent auditors and the Company’s internal auditors and received the communications described above. The committee has also established procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters. However, this oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles or that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards.

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

Respectfully submitted,

Audit Committee
Stephen A. Wells, Chairman
S. James Nelson
Gary L. Rosenthal

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors consists of three directors who are not employees of the Company. The Committee reviews the Company’s executive compensation program and policies each year and determines the compensation of the executive officers.

The Compensation Committee’s philosophy regarding the Company’s executive compensation program has been to design a compensation package that provides competitive salary levels and compensation incentives that (i) attract and retain individuals of outstanding ability in these key positions, (ii) recognize individual performance relative to established goals and the performance of the Company relative to the performance of other companies of comparable size, complexity and quality and against budgeted goals, and (iii) support both the short-term and long-term strategic goals of the Company. The Compensation Committee believes this approach closely links the compensation of the Company’s executives to the execution of the Company’s strategy and the accomplishment of company goals that coincide with stockholder objectives.

The Company’s executive compensation program is administered by the Compensation Committee of the Board of Directors. The Compensation Committee establishes specific compensation levels for executive officers and other key personnel and administers the Company’s 2001 Equity Participation Plan and Deferred Compensation Plan. The Committee considers the anticipated tax treatment of the Company’s executive compensation program.

The executive compensation program includes three primary elements that are performance oriented and, taken together, constitute a flexible and balanced method of establishing total compensation for the Company’s executive officers. These elements are (i) base salary, (ii) annual bonus plan awards under the Annual Incentive Plan, and (iii) long-term incentive awards, including principally stock option grants, and more recently, restricted stock awards. In order to assist in its evaluation of each element of the Company’s overall executive compensation program, the Committee periodically obtains independent compensation surveys. The Committee engaged independent compensation consultants during 2005 to provide an update to the Committee concerning executive and director compensation trends and to address long-term equity compensation practices. The Committee takes these surveys and the factors noted below into consideration when making its decisions.

Base Salaries.  Executive officer base salaries, including Mr. Swanson’s, are based on an evaluation that considers data from other similarly sized companies in businesses comparable to the Company’s, the Company’s and the executive’s performance, the executive’s potential, and any significant changes in the executive’s responsibilities. The Compensation Committee considers all those factors together and makes a subjective determination with respect to executive compensation. Mr. Swanson’s last salary increase was effective in the first quarter of 2005 when the Compensation Committee increased his base salary to $430,000 from $400,000.

The Annual Incentive Plan.  Annual bonus awards are linked to the achievement of Company-wide and divisional performance goals and are designed to put a significant portion of total compensation at risk. Under the bonus plan, a bonus target is established for each executive officer based upon a review of the competitive data for that position, level of responsibility and ability to impact the Company’s success. In 2005, individual executive officer bonus targets ranged from 40% to 60% of base salary. The actual amount of the bonus award can range from 0% to 200% of the targeted bonus and in 2005 was based exclusively on the Company’s and/or divisional achievement of specified performance goals. For 2005, bonus targets for executive officers were based upon objectives set at the beginning of 2005 for earnings before interest, taxes, and depreciation (EBITDA) for the Company and/or for particular business divisions. In addition, a portion of the bonus potential was based on return on investment and other strategic goals and objectives outlined at the beginning of 2005, as determined appropriate for the executives’ areas of responsibilities. Other strategic goals and objectives varied by group and included measures such as safety performance, growth through acquisitions, expansionary efforts and other goals that were determined to enhance shareholder value. The bonus target for Mr. Swanson was based upon a combination of various goals and objectives set for the Company and its various business lines. All executive officers, including Mr. Swanson, received bonuses for 2005 performance. However, the bonuses varied based upon Company and divisional achievement of the related goals and objectives. Certain of the Company’s divisions exceeded their 2005 objectives, resulting in certain of the Company’s officers receiving bonuses for 2005 in excess of target. On a consolidated basis, the Company overachieved its targets for 2005 and Mr. Swanson was paid a bonus in excess of the target level. Mr. Swanson was paid a bonus of $496,957 which represented 196% of his bonus target. Other executives received bonuses above or below target depending upon achievement of performance objectives. For the top 14 executives, bonus payments totaled $2,457,000 for 2005 performance compared to targets totaling $1,420,350.

Stock Options and Restricted Stock Awards.  The Company makes certain stock-based awards under the 2001 Equity Participation Plan to align better the interests of executive officers with those of stockholders. In determining appropriate stock grants, the Compensation Committee periodically reviews competitive market data and each executive’s long-term performance, ability to contribute to the future success of the Company, history of prior grants, and time in the current job. The Company takes into account the risk of losing the executive to other employment opportunities and the value and potential for appreciation in the Company’s stock. The Committee considers the foregoing factors together and makes a subjective determination with respect to awarding equity based compensation to its executive officers. Under the 2001 Equity Participation Plan, the Company has granted stock options, which vest over multiple years, at the fair market value of the common stock on the date of grant. The Committee has generally granted stock options in the past. However, it granted one restricted stock award to Mr. Swanson in 2001 and granted additional restricted stock awards in February 2005. During 2005, a total of 32,900 shares of restricted stock awards were awarded to 16 executives, including 6,000 shares of restricted stock awarded in connection with an acquisition. In addition, a total of 674,375 stock options were awarded to 72 executives in 2005. Non-management Board members each received a restricted stock award valued at $75,000 (3,436 shares of stock) on May 18, 2005.

The Compensation Committee

Gary L. Rosenthal (Chairman)
Mark G. Papa
Stephen A. Wells

Compensation Committee Interlocks and Insider Participation

During 2005, the Company’s compensation committee consisted of Messrs. Rosenthal, Papa and Wells, each of whom is an independent, non-employee director. There were no compensation committee interlock relationships or insider participation in compensation arrangements for the year ended December 31, 2005.

Director Compensation

Directors who are also our employees do not receive a retainer or fees for service on our Board of Directors or any committees. For the year ended December 31, 2005, directors who were not employees received an annual retainer of $30,000 and fees of $1,500 for attendance at each Board or committee meeting. In addition, each non-employee director who serves as the chairman of the Compensation Committee or the Nominating & Corporate Governance Committee receives an annual fee of $10,000. The chairman of the Audit Committee receives an annual fee of $15,000. Members of the Nominating and Corporate Governance Committee and the Compensation Committee, other than the Committee Chairmen, receive an additional annual retainer of $5,000 and members of the Audit Committee, other than the Committee Chairman, receive an additional annual retainer of $7,500. In May 2005, the Company’s 2001 Equity Participation Plan was amended to allow equity awards to Directors on the same basis as employees. Under current guidelines, newly elected directors receive restricted stock awards of the Company’s common stock valued at $75,000 after their initial election. Directors receive additional restricted stock awards of the Company’s common stock valued at $75,000 at each annual meeting after which they continue to serve. The Directors’ restricted stock awards vest on the next annual shareholders’ meeting date. Prior to 2005, Directors received options to purchase shares of our common stock pursuant to the terms of the 2001 Equity Participation Plan. All of our directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of our Board of Directors or committees and for other reasonable expenses related to the performance of their duties as directors.

Executive Compensation

The following table presents information regarding the compensation of our Chief Executive Officer and our four other most highly compensated executive officers during 2005. These five persons are collectively referred to as the “named executive officers.”

				Long-Term
				Compensation Awards
				Restricted	Securities
		Annual Compensation		Stock	Underlying	All Other
Names and	Fiscal	Salary(1)	Bonus(2)	Awards	Options	Compensation(3)
Principal Position	Year	($)	($)	($)	(#)	($)

Douglas E. Swanson(4)	2005	430,000	496,957	150,722	75,000	21,129
President and	2004	400,000	462,000	—	150,000	31,661
Chief Executive Officer	2003	400,000	239,369	—	165,000	39,566
Cindy B. Taylor	2005	330,000	317,751	121,210	60,000	30,649
Senior Vice President,	2004	300,000	288,750	—	75,000	22,141
Chief Financial Officer and Treasurer	2003	300,000	142,831	—	100,000	22,995
Howard Hughes	2005	258,750	246,785	23,188	11,250	12,853
Vice President — Offshore Products	2004	250,000	37,500	—	37,500	17,776
	2003	250,000	105,322	—	40,000	23,891
Christopher Cragg	2005	200,000	196,154	37,944	18,750	18,808
Vice President — Tubular Services	2004	180,000	180,000	—	25,000	9,000
	2003	180,000	—	—	20,000	—
R.A. (Sandy) Slator (5)(6)	2005	260,637	118,301	26,226	15,000	225,000
Vice President — Well Site Services	2004	243,693	168,696	—	30,000	—
	2003	208,104	208,104	—	30,000	—

(1)	In February 2006, the Compensation Committee of the Board of Directors approved certain increases in annual salaries for the following named executive officers in the following amounts: Mr. Hughes, $11,250 and Mr. Cragg, $10,000.

(2)	Bonus includes amounts earned in the fiscal year indicated but paid in the following calendar year.

(3)	Reflects Company matching contributions to the Oil States 401(k) and Deferred Compensation plans on behalf of Messrs. Swanson, Hughes and Cragg and Ms. Taylor allowed under the terms of the respective plans.

(4)	The forfeiture restrictions with respect to a 2001 100,000 restricted stock award totaling 100,000 shares lapsed with respect to 33,334 shares in February 2002, 33,333 shares in February 2003 and 33,333 shares in February 2004.

(5)	In March 2005, the Company paid R.A. Slator $225,000 in exchange for his release and waiver of any and all claims related to certain unexercised options to purchase shares of our common stock. This amount is classified as “All Other Compensation” for 2005.

(6)	Mr. Slator was paid in Canadian dollars and reported U.S. dollar compensation is based on average U.S. dollar and Canadian dollar exchange rates. Mr. Slator retired from the Company effective March 31, 2006.

Option Grants During 2005

The following table presents information concerning the grant of options to acquire the Company’s common stock during 2005 to the named executive officers under the 2001 Equity Participation Plan. No stock appreciation rights were granted during 2005.

	Individual Grants
	Number of				Potential Realizable Value
	Securities	% of Total			at Assumed Annual Rates
	Underlying	Options Granted	Exercise		of Stock Price Appreciation
	Options	in	Price	Expiration	for Option Term(1)
Name	Granted (#)	Fiscal Year	($/Share)	Date	5%	10%

Douglas E. Swanson	75,000	10.3%	$21.08	2/24/2011	$537,691	$1,219,838
Cindy B. Taylor	60,000	8.2%	$21.08	2/24/2011	$430,153	$975,870
Howard Hughes	11,250	1.5%	$21.08	2/24/2011	$80,654	$182,976
Christopher E. Cragg	18,750	2.6%	$21.08	2/24/2011	$134,423	$304,959
R.A. (Sandy) Slator	15,000	2.1%	$21.08	2/24/2011	$107,538	$243,968

(1)	The grant-date market value of the securities used for purposes of this calculation is equivalent to the exercise price of the options. Theoretical appreciation was calculated based on assumed rates of return and is not intended to represent expected appreciation of the Company’s common stock.

Aggregated Option Exercises in 2005 and Fiscal Year-End Option Values

The following table presents information concerning stock option exercises for 2005 and unexercised stock options held by the named executive officers as of December 31, 2005.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
	Shares		Options at		In-the-Money Options at
	Acquired on	Value	Fiscal Year-End		Fiscal Year-End(1)
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Douglas E. Swanson	245,250	$3,380,290	—	311,750	$—	$5,472,065
Cindy B. Taylor	68,750	$1,078,424	148,750	182,500	$3,297,900	$3,041,675
Howard Hughes	—	$—	93,750	67,500	$2,056,763	$1,221,138
Christopher E. Cragg	26,474	$497,362	57,500	51,250	$1,261,075	$826,575
R.A. (Sandy) Slator	88,039	$1,991,188	96,875	60,625	$2,148,900	$1,058,800

(1)	Represents the market value of the underlying shares of the Company’s common stock based on the December 31, 2005 closing price of $31.68 per share minus the exercise price.

Equity Compensation Plans

The table below provides information relating to our equity compensation plans as of December 31, 2005:

Number of Securities
Remaining Available for
Future Issuance Under
	Number of Securities to	Weighted-Average	Compensation Plans
	be Issued Upon Exercise	Exercise Price of	(Excluding Securities
	of Outstanding Options,	Outstanding Options,	Reflected in
Plan Category	Warrants and Rights	Warrants and Rights	First Column)

Equity compensation plans approved by security holders*	2,694,361	$13.65	2,732,383
Equity compensation plans not approved by security holders**	N/A	N/A	N/A

Total	2,694,361	$13.65	2,732,383

*	Relates to the Oil States International, Inc. 2001 Equity Participation Plan, as amended and restated. This plan has shares authorized for issuance thereunder totaling 7,700,000.

**	The Company does not have any equity compensation plans not approved by the stockholders.

2001 Equity Participation Plan

We have adopted an Equity Participation Plan, as amended and restated. The plan provides for the grant of any combination of:

•	stock options, which include both incentive stock options and nonqualified stock options;

•	restricted stock;

•	performance awards;

•	dividend equivalents;

•	deferred stock; and

•	stock payments.

The purpose of the plan is to strengthen our ability to attract, motivate and retain directors and employees. The principal features of the plan are described below.

Reservation of Shares.  We have reserved 7,700,000 shares of common stock for issuance under the plan. The shares available under the plan may be either previously unissued shares or treasury shares. In the event of stock splits, reorganizations, recapitalizations or other specified corporate transactions affecting us or our common stock, proportionate adjustments may be made to the number of shares available for grant under the plan, the applicable maximum share limitations under the plan, and the number of shares and prices under outstanding awards at the time of the event. If any portion of an award expires, lapses or is canceled without being fully exercised, the shares which were subject to the unexercised portion of the award will continue to be available for issuance under the plan. The maximum number of shares which may be subject to options, restricted stock or deferred stock granted under the plan to any individual in any calendar year is 400,000. The maximum value of any performance awards which may be granted under the plan to any individual in any calendar year is $2,500,000. As of December 31, 2005, options to purchase 2,694,361 shares at a weighted average exercise price of $13.65 per share and awards covering an aggregate of 156,952 shares of restricted stock were outstanding (of which 100,000 shares were then vested and 56,952 shares were then subject to forfeiture restrictions).

Administration.  The plan is administered by the Compensation Committee. Subject to limitations, the Compensation Committee has the authority to determine:

•	the persons to whom awards are granted,

•	the types of awards to be granted,

•	the time at which awards will be granted,

•	the number of shares, units or other rights subject to each award,

•	the exercise, base or purchase price of an award, if any,

•	the time or times at which the award will become vested, exercisable or payable, and

•	the duration of the award.

The Compensation Committee also has the power to interpret the plan and make factual determinations and may provide for the acceleration of the vesting or exercise period of an award at any time prior to its termination or upon the occurrence of specified events.

Change of Control.  Unless otherwise provided in a particular award agreement, in the event of a “change of control,” as defined in the plan:

•	all outstanding awards automatically will become fully vested immediately prior to the change of control, or at an earlier time set by the committee;

•	all restrictions, if any, with respect to all outstanding awards will lapse; and

•	all performance criteria, if any, with respect to all outstanding awards will be deemed to have been met at their target level.

Amendment.  Stockholder approval is required to amend the plan to increase the number of shares as to which awards may be granted, except for adjustments resulting from stock splits and the like. At the 2005 annual meeting of stockholders, the stockholders of the Company approved the amendment and restatement of the plan to increase the number of shares that may be issued under the plan from 5,700,000 to 7,700,000. The Compensation Committee can amend, modify, suspend or terminate the plan in all other respects, unless the action would otherwise require stockholder approval. Amendments of the plan will not, without the consent of the participant, materially affect a participant’s rights under an award previously granted, unless the award itself otherwise expressly so provides. The plan expires in 2011.

Deferred Compensation Plan

We have a nonqualified deferred compensation plan that permits our directors and selected key employees to elect to defer all or a part of their cash compensation from us until the termination of their status as a director or employee. The plan is administered by the Compensation Committee. Participating employees are eligible to receive from us a matching deferral under the nonqualified deferred compensation plan that compensates them for contributions they could not receive from us under our 401(k) plan due to the various limits imposed on 401(k) plans by the U.S. federal income tax laws.

Participants in our nonqualified deferred compensation plan are able to invest contributions made to the nonqualified deferred compensation plan in investment funds selected by the Compensation Committee. We have established a grantor trust to hold the amounts deferred under the plan by our officers and directors. All amounts deferred under the plan remain subject to the claims of our creditors.

Each participant will receive, at the participant’s election, a lump sum distribution or installment payments only upon termination of the participant’s service with us and our affiliates. The Compensation Committee may, however, approve in-service withdrawals by participants to cover an unforeseen financial emergency of the participant.

Annual Incentive Compensation Plan

We have an annual incentive compensation plan effective which is administered by the Compensation Committee and is available to our executive officers and key members of management. Awards under the plan are based on meeting annual goals and objectives relating to our performance or, in some cases, to the performance of a particular business segment or individual performance. The plan is flexible and provides the Compensation Committee the discretion to set goals and objectives that it believes are consistent with creating shareholder value including financial measures, operating objectives, safety goals, growth goals and other measures. The performance standards for our executive officers in past years have been heavily weighted on earnings before interest, taxes, depreciation and amortization (EBITDA) for our Company or a particular business segment.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers, including the named executive officers. Those agreements require us to indemnify the directors and officers and to advance expenses in connection with certain claims against directors and officers. The indemnification provisions contained in these agreements are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. We expect to enter into similar agreements with persons selected to be directors and executive officers in the future.

Executive Agreements

The Company maintains executive agreements with six executive officers including each of the named executives in this proxy statement. These agreements provide protection in the event of a qualified termination, which is defined as an involuntary termination of the executive officer by us other than for cause or a voluntary termination by the executive for good reason after a change of control of our company. If the qualified termination occurs during the 24-month period following a change of control, the agreements provide for a lump sum payment to the executive officer based on the executive officer’s base salary and target annual bonus amount. In addition, with respect to such a qualified termination, the agreements provide that all restricted stock awards will become vested, that all restrictions on such awards will lapse and that outstanding stock options will vest and, except for incentive stock options granted prior to the completion of our initial public offering, remain exercisable for the remainder of their terms. The executive officer will also be entitled to health benefits, vesting of all deferred compensation amounts, outplacement services and to be made whole for any excise taxes incurred with respect to severance payments that are excess parachute payments under the Internal Revenue Code. If a qualified termination occurs other than during the 24-month period following a change of control, the executive agreements provide for payments based on the executive officer’s base salary and target annual bonus amount, that all restrictions on restricted stock awards will lapse and for continued health benefits.

The executive agreements have an initial term of three years and will be extended automatically for one additional day on a daily basis for a maximum additional period of three years, unless notice of non-extension is given, in which case the agreement will terminate on the third anniversary of the date notice is given. To receive benefits under the executive agreement, the executive officer will be required to execute a release of certain employment-related claims against us. Certain terms of the executive agreements are summarized below.

Douglas E. Swanson.  Under the terms of Mr. Swanson’s executive agreement, he will be entitled to receive a lump sum payment equal to three times his base salary and target annual bonus amount if a qualified termination occurs during the 24-month period following a change of control. If a qualified termination occurs other than during the 24-month period following a change of control, Mr. Swanson will be entitled to receive a lump sum payment equal to two times his base salary and target annual bonus amount. In addition, the non- vested portion of Mr. Swanson’s restricted stock awards will vest upon Mr. Swanson’s death, if there is a change in control of our company or if Mr. Swanson’s employment is terminated for a reason that entitles him to receive benefits under any of our long term disability plans or if Mr. Swanson experiences a qualified termination in the absence of a change of control.

Cindy B. Taylor.  Under the terms of Ms. Taylor’s executive agreement, she will be entitled to receive a lump sum payment equal to two and a half times her base salary and target annual bonus amount if a qualified termination occurs during the 24-month period following a change of control. If a qualified termination occurs other than during the 24-month period following a change of control, Ms. Taylor will be entitled to receive a lump sum payment equal to one and a half times her base salary and target annual bonus amount.

All Other Named Executive Officers.  Under the terms of each other named executive officer’s executive agreement, the named executive officer will be entitled to receive a lump sum payment equal to two times his base salary and target annual bonus amount if a qualified termination occurs during the 24-month period following a change of control. If a qualified termination occurs other than during the 24-month period following a change of control, the executive officer will be entitled to receive a lump sum payment equal to his base salary and target annual bonus amount.

PERFORMANCE GRAPH

The following performance graph and chart compare the cumulative total stockholder return on the Company’s common stock to the cumulative total return on the Standard & Poor’s 500 Stock Index and Philadelphia OSX Index, an index of oil and gas related companies which represent an industry composite of the Company’s peer group, for the period from February 8, 2001 (the date of our initial public offering) to December 31, 2005. The graph and chart show the value at the dates indicated of $100 invested at February 8, 2001 and assume the reinvestment of all dividends.

COMPARISON OF 59 MONTH CUMULATIVE TOTAL RETURN*
AMONG OIL STATES INTERNATIONAL, INC., THE S&P 500 INDEX,
AND THE PHLX OIL SERVICE SECTOR INDEX

Oil States International — NYSE

	Cumulative Total Return
	2/8/01	12/01	12/02	12/03	12/04	12/05
OIL STATES INTERNATIONAL, INC.	100.00	101.11	143.33	154.89	214.33	352.00
S&P 500	100.00	85.10	66.29	85.30	94.59	99.23
PHLX OIL SERVICE SECTOR	100.00	68.64	62.65	72.41	97.95	146.94

*	$100 invested on 2/8/01 in stock or on 1/31/01 in index — including reinvestment of dividends. Fiscal year ending December 31.

Copyright © 2006, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

RELATED PARTY TRANSACTIONS

Registration Rights

We have entered into an amended and restated registration rights agreement as further amended, with SCF and other stockholders of Oil States. This agreement gives SCF the right, on five occasions, to demand that we register all or any portion of their shares of our common stock for sale under the Securities Act. The shares to be included in any demand registration by SCF must have an estimated aggregate gross offering price of at least $50.0 million. Further, if we propose to register any of our common stock under the Securities Act, except for shares of common stock issued in connection with acquisitions and benefits plans, or if SCF exercises a demand, the other holders of registration rights under the registration rights agreement will have the right to include their shares of common stock in the registration, subject to limitations. To date, one of the five demand registration rights has been utilized as discussed below.

The agreement provides customary registration procedures. We have agreed to pay all costs and expenses, other than fees, discounts and commissions of underwriters, brokers and dealers and capital gains, income and transfer taxes, if any, related to the registration and sale of shares of our common stock by any holder of registration rights under the registration rights agreement in any registered offering. The demand rights held by SCF terminate in February 2011.

The registration rights agreement contains customary indemnification and contribution provisions by us for the benefit of the selling stockholders and any underwriters. Each selling stockholder has agreed to indemnify us and any underwriter solely with respect to information provided by the stockholder, with such indemnification being limited to the net proceeds from the offering received by the stockholder.

In May 2002, pursuant to a registration demand, we filed a registration statement with the Securities and Exchange Commission relating to the sale of certain of our shares by SCF-III, L.P. and SCF-IV, L.P. On February 20, 2003, SCF-III, L.P. and SCF-IV, L.P. completed the sale of 7,000,000 shares of our common stock pursuant to an underwritten offering registered under the Securities Act of 1933, as amended, pursuant to such registration statement for a total of $72,954,000. On February 25, 2003, the underwriters involved in the offering exercised the option granted to them by SCF-III, L.P. and SCF-IV, L.P. to purchase an additional 1,050,000 shares of our common stock for a total of $10,943,100. Pursuant to the registration rights agreement, discussed above, we paid costs and expenses of approximately $544,000 related to this offering. We received no proceeds from the offering or the exercise of the underwriter’s option.

Other

During 2005, we paid Bennett Jones, a law firm for which one of our directors, Martin Lambert, serves as a partner, a total of $227,000 for legal fees associated with acquisitions made by the Company.

In March 2005, the Company paid R.A. Slator $225,000 in exchange for his release and waiver of any and all claims related to certain unexercised options to purchase shares of our common stock.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of March 23, 2006, information regarding shares beneficially owned by:

•	each person who we know to be the beneficial owner of more than five percent of our outstanding shares of common stock;

•	each of the named executive officers;

•	each of our directors; and

•	all current directors and executive officers as a group.

To our knowledge, except as indicated in the footnotes to this table or as provided by applicable community property laws, the persons named in the table have sole voting and investment power with respect to the shares of common stock indicated.

	Beneficial Ownership
Name and Address of Beneficial Owners(1)	Shares	Percentage

FMR Corp.(3)	7,379,592	14.7%
82 Devonshire Street Boston, Massachusetts 02109
Barclays Global Investors, NA(4)	4,983,616	9.9%
45 Freemont Street San Francisco, CA 94105
L.E. Simmons (2)(5)	3,099,961	6.28%
Douglas E. Swanson(5)	204,428	*
Cindy B. Taylor(5)	239,093	*
Howard Hughes(5)	126,091	*
Christopher E. Cragg(5)	50,619	*
R.A. (Sandy) Slator(5)	125,130	*
Martin Lambert(5)	27,664	*
S. James Nelson(5)	7,186	*
Mark G. Papa(5)	16,686	*
Gary L. Rosenthal(5)	29,686	*
William T. Van Kleef	—	*
Andrew L. Waite(2)(5)	49,104	*
Stephen A. Wells(5)	42,319	*
All directors and executive officers as a group (14 persons)(2)(5)	4,097,808	8.18%

*	Less than one percent.

(1)	Unless otherwise indicated, the address of each beneficial owner is c/o Oil States International, Inc., Three Allen Center, 333 Clay Street, Suite 4620, Houston, Texas 77002.

(2)	Of the shares indicated as being beneficially owned by Mr. Simmons, 1,876,892 shares are owned by SCF-III, L.P., 743,468 shares are owned by SCF-IV, L.P., 211,596 shares are owned by SCF-II, L.P., 22,694 shares are owned by LESFP, Ltd., a family partnership for which Mr. Simmons serves as the general partner, and 4,325 shares are owned by L.E. Simmons & Associates. Mr. Simmons serves as the sole board member and President of L.E. Simmons & Associates, Incorporated, the ultimate general partner of all the partnerships above except for LESFP, Ltd. As such, Mr. Simmons may be deemed to have voting and dispositive power over the shares owned by all the partnerships above. Mr. Waite serves as Managing Director of L.E. Simmons & Associates, Incorporated. As such, Mr. Waite may be deemed to have voting and dispositive power over the shares beneficially owned by SCF-III, L.P. and SCF-IV, L.P. Mr. Waite disclaims beneficial ownership of the shares owned by SCF-III, L.P. and SCF-IV, L.P. Mr Waite has elected not to stand for reelection and will cease to be a director as of the Annual Meeting.

(3)	According to a Schedule 13G filed with the SEC pursuant to the Exchange Act in February 2006, the shares reported represent the aggregated beneficial ownership by FMR Corp. (“FMR”) (together with its wholly owned subsidiaries). FMR may be deemed to have sole voting power with respect to 763,100 shares and sole dispositive power with respect to 7,379,592 shares. FMR has no shared voting or dispositive power with respect to any of the shares shown. Members of the Edward D. Johnson 3d family own approximately 49% of the voting power of FMR.

(4)	According to a Schedule 13G filed with the SEC pursuant to the Exchange Act in January 2006, the shares reported represent the aggregate beneficial ownership by Barclays Global Investors, NA (“Barclays”) and certain of its affiliates. Barclays may be deemed to have sole voting power with respect to 3,691,132 shares and sole dispositive power with respect to 4,068,582 shares. Barclays Global Fund Advisors (“BGFA”) may be deemed to have sole voting power with respect to 473,002 shares and sole dispositive power with respect to 474,090 shares. Barclays Bank PLC (“BB”) may be deemed to have sole voting power with respect to 440,944 shares and sole dispositive power with respect to 440,944 shares. Barclays reported that neither it nor BGFA or BB has shared voting or dispositive power with respect to any of the shares shown.

(5)	Includes shares that may be acquired within 60 days through the exercise of options to purchase shares of our common stock as follows: Mr. Simmons — 16,250; Mr. Swanson — 114,250; Ms. Taylor — 223,750; Mr. Hughes — 124,063; Mr. Cragg — 47,188; Mr. Slator — 123,750; Mr. Lambert — 16,250; Mr. Papa — 11,250; Mr. Rosenthal — 16,250; Mr. Waite — 16,250; Mr. Wells — 16,250 and all directors and executive officers combined — 804,564.

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Pursuant to the recommendation of the Audit Committee, the Board of Directors appointed Ernst & Young LLP, independent public accountants, to audit the consolidated financial statements of the Company for the year ending December 31, 2006. Ernst & Young LLP has audited the Company’s consolidated financial statements since May 2000. In the event the appointment is not ratified, the Board of Directors will consider the appointment of other independent auditors. Fees paid to Ernst & Young LLP during the past two fiscal years were as follows:

Audit Fees.  Fees for professional services provided for the years ended December 31, 2005 and 2004, were $2,086,000 and $1,742,000, respectively. Audit fees consist primarily of the audit and quarterly reviews of the consolidated financial statements, the audit of internal controls over financial reporting, audits of subsidiaries, statutory audits of subsidiaries required by governmental or regulatory bodies, attestation services required by statute or regulation, comfort letters, consents, assistance with and review of documents filed with the SEC, work performed by tax professionals in connection with the audit and quarterly reviews, and accounting and financial reporting consultations and research work necessary to comply with generally accepted auditing standards. Audit fees for the year ended December 31, 2005 included nonrecurring charges of $211,000 related to work performed in connection with the issuance of Contingent Convertible Notes by the Company.

Audit-Related Fees.  Fees for professional services provided during the years ended December 31, 2005 and 2004, were $316,000 and $27,000, respectively. Audit-related fees consist primarily of attestation services not required by statute or regulation. Audit related fees for the year ended December 31, 2005 included nonrecurring charges of $310,000 related to the separate audit of the Company’s hydraulic workover business.

Tax Fees.  Fees for professional services provided during the years ended December 31, 2005 and 2004, were $148,000 and $231,000, respectively. Tax fees include professional services provided for tax compliance, tax advice, and tax planning, except those rendered in connection with the audit.

All Other Fees.  None.

The charter of the Audit Committee provides that the Audit Committee is responsible for the pre-approval of all auditing services and permitted non-audit services to be performed for the Company by the independent auditors in order to ensure that the provision of such services does not impair the independent auditor’s independence. The Audit Committee has adopted the Audit Committee Pre-Approval Policy, effective as of February 23, 2005, pursuant to which the Audit Committee has granted general pre-approval of the specified audit, audit-related, tax and other services for a period of 12 months from the date of such pre-approval. The pre-approval policy provides that the Audit Committee must be promptly informed of the provision of any pre-approved services. Services to be provided by the independent auditor that have not received general pre-approval as set forth in the pre-approval policy require specific pre-approval by the Audit Committee and must be submitted to the Audit Committee by the Chief Financial Officer or the Vice President-Finance and Accounting. Any such submission must include a statement as to whether, in such officer’s view, the request or application is consistent with maintaining the independence of the independent auditor in accordance with the SEC’s rules on auditor independence. All services rendered by Ernst & Young LLP in 2005 were subject to the applicable current pre-approval policy.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be offered the opportunity to make a statement if such representatives desire to do so. The representatives of Ernst & Young LLP will also be available to answer questions and discuss matters pertaining to the Report of Independent Auditors contained in the financial statements in the Company’s Annual Report on Form 10-K.

The Board of Directors recommends that stockholders vote FOR the ratification of this appointment.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires executive officers and directors and persons who own more than 10% of our common stock to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission and the NYSE. Such persons are also required to furnish the Company with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such reports received by us and representations from certain reporting persons, we believe that during 2005, all of our directors, executive officers and beneficial owners of more than 10% of our common stock complied with all applicable Section 16(a) filing requirements applicable to them.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at the 2007 annual meeting of stockholders must be received by the Company at its principal executive office by December 15, 2006 in order for such proposals to be included in the Company’s proxy statement and form of proxy for such meeting. Stockholders submitting such proposals are requested to address them to the Secretary, Oil States International, Inc., Three Allen Center, 333 Clay Street, Suite 4620, Houston, Texas 77002.

In addition, the Company’s Bylaws provide that only such business as is properly brought before the 2007 annual meeting of stockholders will be conducted. For business to be properly brought before the meeting or nominations of persons for election to the Board of Directors to be properly made at the annual meeting by a stockholder, notice must be received by the Secretary at the Company’s offices not later than the close of business on December 15, 2006. The notice to the Company must also provide certain information set forth in the Bylaws. A copy of the Bylaws may be obtained upon written request to the Secretary.

By Order of the Board of Directors,

/s/ Robert W. Hampton

Robert W. Hampton
Secretary

Houston, Texas
April 17, 2006

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, SIGN, AND RETURN THE PROXY IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE.

OIL STATES INTERNATIONAL, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 18, 2006
     The undersigned hereby (1) acknowledges receipt of the Notice of Annual Meeting of Stockholders of Oil States International, Inc. (the “Company”) to be held on May 18, 2006, and the Proxy Statement in connection therewith, each dated April 17, 2006, and (2) constitutes and appoints Douglas E. Swanson and Cindy B. Taylor, and each of them, his attorneys and proxies, with full power of substitution to each, for and in the name, place, and stead of the undersigned, to vote, and to act with respect to, all of the shares of common stock of the Company standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at that meeting and at any meeting(s) (“Adjournment(s)”) to which that meeting is adjourned, as indicated on reverse:

PLEASE SIGN BELOW, DATE, AND RETURN PROMPTLY.

Dated: , 2006

Signed:

     IMPORTANT: Please sign exactly as name appears to the left. When signing on behalf of a corporation, partnership, estate, trust, or in other representative capacity, please sign name and title. For joint accounts, each joint owner must sign.
THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE OF THIS CARD. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR THE RATIFICATION OF THE SELECTION OF AUDITORS. IN ORDER FOR THIS PROXY TO BE VALID, IT MUST BE SIGNED ON THE REVERSE SIDE OF THIS CARD.
PROXY

1.	ELECTION OF DIRECTORS:

FOR all nominees listed below except as
marked to the contrary below ☐
	(1) S. James Nelson, Jr.	WITHHOLD AUTHORITY to vote for all
	(2) Gary L. Rosenthal	nominees listed to the left. ☐
(3) William T. Van Kleef

INSTRUCTION: To withhold authority to vote
for any individual nominee, write the number
of the nominee in the space provided.

2.	RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE AUDITORS OF THE COMPANY FOR THE CURRENT YEAR:
FOR  ☐          AGAINST   ☐          ABSTAIN   ☐

3.	IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT(S) THEREOF.
If you plan to attend the Annual Meeting, check this box:  ☐